UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Allergan, Inc.

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FOR IMMEDIATE RELEASE

Harvard Business Review Ranks David Pyott

One of the Top 5 CEOs in the World

Ranking Based on Objective, Long-Term Performance

Irvine, Calif., (October 15, 2014) — Allergan, Inc.’s (NYSE: AGN) (the “Company”) Chairman of the Board and Chief Executive Officer, David E.I. Pyott, has been ranked the 4th best-performing CEO in the world by the Harvard Business Review (HBR). Mr. Pyott was selected for this honor out of a total of 832 current CEOs in 30 countries who qualified for consideration by HBR. The complete list, which has been published in HBR’s November 2014 issue, ranks CEOs worldwide based upon performance over their entire tenure.

In compiling its list, HBR examined the track records of the CEOs of the S&P Global 1200 who assumed their role between 1995 and April 30, 2012. For each CEO, HBR looked at three quantitative metrics: industry-adjusted shareholder returns, country-adjusted shareholder returns, and increase in market capitalization over the CEO’s tenure. HBR designed its methodology to make an objective determination of which global CEOs have had the greatest success delivering results over the long-term. Reputation and anecdote have no bearing on the outcome of the ranking.

Since becoming Allergan’s CEO in January 1998, Mr. Pyott has delivered a country-adjusted shareholder return of 1,948% and an industry-adjusted shareholder return of 1,929%. Allergan’s increase in market capitalization during this same period has exceeded $50 billion.

For more information about “The Best-Performing CEOs in the World” list, please click here.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Allergan has filed a solicitation/recommendation statement on Schedule 14D-9, as amended, with the SEC that has been mailed to Allergan’s stockholders. In addition, Allergan has filed a preliminary proxy statement with the SEC on October 6, 2014, and intends to file a definitive proxy statement. Any definitive proxy statement will be mailed to Allergan’s stockholders. INVESTORS AND STOCKHOLDERS OF ALLERGAN ARE ENCOURAGED TO READ THESE AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY

WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents as they become available and any other documents filed with the SEC by Allergan at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Allergan’s website at www.allergan.com. Copies of these materials may also be requested from Allergan’s information agent, Innisfree M&A Incorporated, toll-free at 877-800-5187.

Allergan, its directors and certain of its officers and employees are participants in solicitations of Allergan stockholders. Information regarding the names of Allergan’s directors and executive officers and their respective interests in Allergan by security holdings or otherwise is set forth in Allergan’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 7, 2014 and August 5, 2014, respectively. To the extent holdings of Allergan’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,700 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Allergan Contacts

Bonnie Jacobs, Allergan (714) 246-5134